SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                   October 2, 1997




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
   of incorporation)              File Number)    Identification No.)



 7733 Forsyth Boulevard, St. Louis, MO                    63105-1820
(Address of principal executive offices)                  (ZIP Code)


Registrant's telephone number,                         (314) 854-5200
    including area code

Item 5. A press release was issued October 2, 1997. The relevant portion of the text of that release was as follows:

(*) Indicates registered trademark.

APPEALS COURT STAYS INJUNCTION; MALLINCKRODT CAN CONTINUE TO SELL
WarmTouch(*) BLANKETS IN U. S.

ST. LOUIS, Mo., October 2, 1997 - Mallinckrodt Inc. (NYSE:MKG) can continue to sell its WarmTouch(*) patient warming blankets in the United States under a temporary stay of injunction issued yesterday by the federal court of appeals in Washington, D. C. Augustine, another manufacturer of patient warming systems, recently won a patent infringement decision against Mallinckrodt. This decision is being appealed by Mallinckrodt.
     The temporary stay is in effect until Augustine Medical submits its response - which is due October 7 - and the court determines whether the stay should be extended until Mallinckrodt's appeal is decided.
     "We are pleased that the court has taken this action," said Thomas R. Trotter, president of Mallinckrodt's Critical Care Division. "This will allow us to continue serving our hospital customers and to ensure that service to patients will not be disrupted."
     WarmTouch(*) blankets connect to blowers that fill the blankets with warm air. This creates a warming system that helps control patient body temperatures. Medical research has demonstrated patient benefits from such warming, including improved post-surgical recovery time and reduced incidences and severity of wound infection after surgery.
     Mallinckrodt Inc. serves healthcare and specialty chemicals markets worldwide. The company has four major businesses - pharmaceuticals, diagnostic imaging, respiratory care and specialty chemicals. The St. Louis, Missouri-based company, with fiscal 1997 net adjusted sales of $1.9 billion, operates in more than 100 countries. The Mallinckrodt web site address is (www.mallinckrodt.com).

                                 # # #

Mallinckrodt Inc.


Roger A. Keller
Vice President, Secretary
and General Counsel

DATE:  October 6, 1997